Exhibit 10.21
HESKA CORPORATION
1997 STOCK INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT is made as of the 1st day of December, 2017 (the “Grant Date”) by and between Heska Corporation (the “Company”) and Kevin Wilson (the “Executive”).
In consideration of the mutual covenants and representations herein set forth, the Company and Executive agree as follows:
Section 1.GRANT OF STOCK.
1.1    Precedence of Plan. This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Heska Corporation 1997 Stock Incentive Plan (the “Plan”), as now or hereinafter in effect. Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan.
1.2    Grant of Stock. The Company hereby grants to Executive an aggregate of     45,000 shares of Restricted Stock (the “Shares”), subject to vesting as provided in Section 2.
Section 2.    UNVESTED SHARES SUBJECT TO FORFEITURE.
2.1    Shares Subject to Forfeiture. The Shares are subject to the following vesting restrictions:
a.    Market Price Vesting. Subject to the terms and conditions of this Agreement, 5,625 Shares shall vest on the Market-Vesting Date following achievement of each Market-Vesting Threshold (collectively, the "Market-Vesting Shares"). For purposes of this Agreement, a “Market-Vesting Threshold” will be achieved each time the 20-Day Price first equals or exceeds each of the following thresholds achieved on or before December 1, 2024: (i) $110.00, (ii) $125.00, and (iii) $150.00. For purposes of this Agreement, the “Market-Vesting Date” with respect to each Market-Vesting Threshold will be the date such Market-Vesting Threshold is first achieved; provided, that if the Company achieves one or more Market-Vesting Thresholds on or before the first anniversary of the Grant Date (the “First Anniversary”), the Market-Vesting Date for the Shares that would otherwise then vest shall instead be the First Anniversary. For purposes of this Agreement, the "20-Day Price" shall mean, with respect to any date, the average of the closing prices per share of the Company's Common Stock for the 20 trading days ending on such date (inclusive) on the NASDAQ Stock Market, or if the Shares are not traded on the NASDAQ Stock Market, the average of the high bid and low asked prices on such trading days quoted on the NASDAQ OTC Bulletin Board or by the National Quotation Bureau, Inc., or a comparable service as determined in the discretion of the Committee (as applicable, the “Closing Price”). In the event of a stock split, stock dividend or reverse stock split affecting the Shares, the Committee shall adjust the Market-Vesting Thresholds to appropriately reflect such event.

b.    Operating Income Vesting. Subject to the terms and conditions of this Agreement, 9,375 Shares shall vest on the Income-Vesting Date following achievement of each Income-Vesting Threshold (collectively, the "Income-Vesting Shares"). For purposes of this Agreement, an “Income-Vesting Threshold” will be achieved on each Reporting Date that the Company's Operating Income for the preceding fiscal year first equals or exceeds each of the following thresholds for fiscal years through and including 2024: (i) $25,000,000 (ii)  $30,000,000 and (iii) $35,000,000 (collectively, the "Income-Vesting Shares"). For purposes of this Agreement, the “Income-Vesting Date” will be (1) with respect to each Income-Vesting Threshold achieved on or before the Reporting Date in 2022, the earlier of (i) the third anniversary of the date such Income-Vesting Threshold is first achieved and (ii) the Reporting Date in 2022 and (2) with respect to each Income-Vesting Threshold achieved after the Reporting Date in 2022, the Reporting Date for such achievement. (The Income-Vesting Dates, together with the Market-Vesting Dates, are sometimes referred to herein as the “Vesting Dates”.) For purposes of this Agreement, "Reporting Date" means the date in each fiscal year that the Company's independent public accountants issue their Financial Report on the Company's financial statements for the preceding fiscal year (each, a "Financial Report). For purposes of this Agreement, "Operating Income" means for any fiscal year, the following, determined on a consolidated basis in accordance with generally-accepted accounting principles for the Company and its subsidiaries, based on the Financial Report for such year: (x) consolidated net income plus (y) the sum of the following, without duplication, to the extent deducted in determining such consolidated net income: (i) income and franchise tax expense and (ii) interest and other expense (net). Notwithstanding any provision of this Agreement to the contrary, all Income-Vesting Shares that do not vest pursuant to this paragraph on or before March 31, 2025 will be forfeited.
c.    Financial Statement Restatement. Notwithstanding any provision of this Agreement to the contrary, the Shares shall be subject to the terms and conditions of this Section in the event that the Company issues a restatement of its audited financial statements (a "Restatement") after any portion of the Shares has vested. If (i) any portion of the Shares vests based on achievement of an Income-Vesting Threshold and within 3 years thereafter the Company issues a Restatement affecting Operating Income for the corresponding fiscal year such that the Income-Vesting Threshold would not have been met, then the corresponding portions of the Shares shall be deemed not to have vested, and (ii) any portion of the Shares vests based on achievement of a Market-Vesting Threshold and within 3 years thereafter the Company issues a Restatement, and the Committee determines in its good faith discretion, based on a reasonable estimate of the effect of the Restatement, that there is a reasonable likelihood that a Market-Vesting Threshold would not have occurred if the results reported in the Restatement had been reported initially, then the corresponding portions of the Shares shall be deemed not to have vested. If any portion of the Shares is deemed not to have vested pursuant to the foregoing sentence (an "Unearned Grant"), then Executive shall either (x) promptly return the Shares comprising the Unearned Grant to the Company or (y) if Executive has sold such Shares, pay to the Company within one (1) year from the date of the corresponding Restatement an amount equal to the proceeds Executive received from any sale of such Shares not returned by Executive pursuant to the foregoing clause (x). For the avoidance of doubt, if any portion of the Shares is deemed not to have vested as a result of a Restatement in accordance with this paragraph, such unvested portion will remain eligible for vesting on the terms and conditions of this Agreement for the remainder of the vesting periods set forth herein. In addition to the foregoing, Executive's compensation and equity awards shall remain subject to any applicable law (including without limitation Section 302 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) or regulation in effect from time to time.
d.    If, at any time, Executive's employment is terminated by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), and the termination is not In Connection with a Change of Control (as defined below), all further vesting of the Shares will terminate immediately; provided, that if, within one (1) year after any such termination, (A) the Company achieves one or more Market-Vesting Thresholds or (B)  a Reporting Date occurs on which the Company achieves one or more Income-Vesting Thresholds, then any Shares that would otherwise have vested by virtue of such achievement, if such termination had not occurred and Executive had served through the corresponding Vesting Date under this Agreement, shall be deemed to vest on such Vesting Date.
e.    In the event of a Change of Control (as defined below), any remaining unvested Shares will vest. If, at any time, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is In Connection with a Change of Control, then any remaining unvested Shares will vest.
f.    If Executive’s employment is terminated at least one (1) year following the Grant Date due to Executive’s death or Disability (as defined below), any remaining unvested Shares will vest.
g.    Except as otherwise expressly provided in this Section 2.1, in the event that Executive’s employment with the Company is terminated prior to the vesting of all Shares, Executive will forfeit all right to any unvested Shares.
2.2    Restriction on Transfer. Until the Shares are vested, the Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.
Section 3.    STOCKHOLDER RIGHTS
3.1    Stock Register and Certificates. The Shares will be recorded in the stock register of the Company in the name of Executive. If applicable, a stock certificate or certificates representing the Shares will be registered in the name of Executive, but such certificates shall remain in the custody of the Company. Executive shall deposit with the Company a Stock Assignment Separate from Certificate in the form attached below as Attachment 1, endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Shares that are forfeited or otherwise do not become vested in accordance with the Plan and this Agreement.
3.2    Exercise of Stockholder Rights. Executive shall have the right to vote the Shares (to the extent of the voting rights of said Shares, if any), to receive and retain all regular cash dividends and such other distributions, as the Board of Directors of the Company may, in its discretion, designate, pay or distribute on such Shares, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Shares, except as set forth in this Agreement and the Plan.
3.3    Legends. Certificates, if any, representing the Shares will contain the following or other legends in the Company’s discretion:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON AND OBLIGATIONS WITH RESPECT TO TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
Section 4.    RESPONSIBILITY FOR TAXES.
4.1    Section 83(b) Election. Executive may complete and file with the Internal Revenue Service an election pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the fair market value of the Shares without regard to the vesting restrictions set forth in this Agreement. Executive shall be responsible for all taxes associated with the acceptance of the transfer of the Shares, including any tax liability associated with the representation of fair market value if the election is made pursuant to Code Section 83(b).
4.2    Withholding. In accordance with Section 12 of the Plan, Executive agrees to make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan under applicable federal, state, local or foreign law. The Company in its discretion may permit Executive to satisfy all or part of Executive’s withholding or income tax obligations by having the Company withhold all or a portion of the Shares that otherwise would be issued to Executive on vesting.
Section 5.    MISCELLANEOUS.
5.1    Not an Employment Contract. This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Executive to remain in the service of the Company in any capacity, or of the Company to continue Executive’s service in any capacity.
5.2    Effect on Employee Benefits. Executive agrees that the Award will constitute special incentive compensation that will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan of the Company unless so provided in such plan.
5.3    Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

5.4    Entire Agreement. This Agreement, including any exhibits, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings of the parties.
5.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado as applied to contracts between Colorado residents to be wholly performed within the State of Colorado.
5.6    Definitions.
a.    Cause. For purposes of this Agreement, "Cause" shall mean the occurrence of one or more of the following: (i) conviction of, or entry of a plea of nolo contendere to, any felony crime (including one involving moral turpitude), or any crime which reflects so negatively on Heska to be detrimental to Heska's image or interests, or any act of fraud or dishonesty that has such negative reflection upon Heska; (ii) the repeated commitment of insubordination or refusal to comply with any reasonable request of the Board related to the scope or performance of Executive's duties; (iii) possession of any illegal drug on Heska premises or being under the influence of illegal drugs or abusing prescription drugs or alcohol while on Heska business, attending Heska-sponsored functions, or on Heska premises; (iv) the gross misconduct or gross negligence in the performance of Executive's responsibilities which, based upon good faith and reasonable factual investigation of the Board, demonstrates Executive's unfitness to serve; (v) material breach of Executive's obligations under this Agreement; or (vi) material breach of any fiduciary duty of Executive to Heska, which results in material damage to Heska or its business; provided, however, that if any occurrence under subsections (ii), (iv), (v), and (vi) may be cured, Heska will provide notice to Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event, and if such event is cured with that 30-day period, then grounds will no longer exist for terminating Executive's employment for Cause.
b.    Change of Control. For purposes of this Agreement, "Change of Control" means (i) a sale of all or substantially all of Heska's assets, (ii) any merger, consolidation, or other business combination transaction of Heska with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Heska outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Heska (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Heska, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of Heska.
c.    Disability. For purposes of this Agreement, "Disability" shall mean that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive either (i) is unable to perform the business and professional services in the performance of Executive's duties, consistent with Executive's position within Heska, as prior reasonably assigned to Executive by the Board, or (ii) is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Heska employees.
d.    Good Reason.
i.For purposes of this Agreement, "Good Reason" means the occurrence of any of the following without Executive's express written consent:
A.Executive's authority with Heska is, or Executive's duties or responsibilities as President and Chief Executive Officer are, materially diminished relative to Executive's authority, duties, and responsibilities as in effect immediately prior to such change;
B.a material diminution in Executive's Base Salary as in effect immediately prior to such diminution; provided, that an across-the-board reduction in the base compensation and benefits of all other executive officers of Heska by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution;
C.a material change in the geographic location of Executive's principal place of employment such that the new location results in a commute for Executive that is both (A) longer than Executive's commute prior to the relocation and (B) greater than fifty (50) road miles each way from Executive's home in the Beaver Creek, Colorado area;
D.any material breach by Heska of any provision of this Agreement; and
E.any acquiring company fails to assume or be bound by the terms of this Agreement In Connection with a Change of Control.
i.The aforementioned occurrences shall not be deemed Good Reason unless Executive gives Heska written notice of the existence of the condition which Executive believes constitutes Good Reason (which notice must be given within ninety (90) days of the initial existence of the condition) and such condition remains uncured for a period of thirty (30) days after the date of such notice. An event of Good Reason shall occur automatically at the expiration of such 30-day period if the relevant condition remains uncured at such time.
e.    In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive's employment with Heska is "In Connection with a Change of Control" if Executive's employment is terminated without Cause or for Good Reason during the period beginning three (3) months prior to a Change of Control and ending twenty-four (24) months following a Change of Control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HESKA CORPORATION
EXECUTIVE                             a Delaware corporation

By:
Title:
Address

Attachment 1
ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, I, _____________________, hereby sell, assign and transfer unto   ( ) shares of the Common Stock of Heska Corporation, standing in my name on the books of said corporation represented by Certificate No. herewith and do hereby irrevocably constitute and appoint to transfer said stock on the books of the within-named corporation with full power of substitution in the premises.

Dated: , 20 .
Signature:

This Assignment Separate from Certificate was executed in conjunction with the terms of a Restricted Stock Grant Agreement between the above assignor and Heska Corporation, dated __________ __, 20__.

Instruction:	Please do not fill in any blanks other than the signature line.